EXHIBIT 10.3

SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT ("Amendment") is entered into as of July 14, 2006, by and between TECHNOLOGY SQUARE FINANCE, LLC, a Massachusetts limited liability company ("Seller") and ARE-MA REGION NO. 31, LLC, a Delaware limited liability company ("Buyer").

R E C I T A L S

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Contract dated as of July 3, 2006, as amended by a First Amendment to Purchase and Sale Contract (the "First Amendment") dated as of July 10, 2005 (as so amended, the "Agreement") with respect to certain real and personal property (the "Property") located at Technology Square, Cambridge, Massachusetts, which Property is more particularly described in the Agreement; and

WHEREAS, Seller and Buyer have agreed to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Seller and Buyer hereby amend the Agreement as follows:

1. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2. Expiration of Due Diligence Period. Buyer hereby acknowledges that the Due Diligence Period has expired, and hereby waives its right to terminate the Agreement under the provisions of Section 7.3 thereof.

3. Additional Seller Deliveries at Closing. Seller and Buyer hereby agree that Seller shall deliver the following additional documents at the Closing in accordance with the terms of Section 6.2 of the Agreement:

    An original Estoppel Certificate and Agreement executed by Charles Stark Draper Laboratory, Inc. ("Draper") and Seller, substantially in the form attached hereto as Exhibit A and in substance reasonably acceptable to Buyer, confirming (i) the status of that certain Reciprocal Easement Agreement between Seller and Draper (the "Draper REA") and certain factual matters relative thereto, and (ii) Seller's delegation to Buyer of Seller's rights under both the Draper REA and that certain Foundation, Grade Beam and Encroachment Agreement between Seller and Draper (the "Draper Estoppel and Delegation Agreement");
    Such original affidavits as are reasonably required by the Title Company to extinguish of record any rights in the following expired leases: (i) Lease dated as of January 24, 2003 between Seller, as landlord, and Polcari's of Cambridge, Inc., as tenant, for approximately 11,100 square feet in Building 300, and (ii) Lease dated as of May 16, 2000, between Seller, as landlord, and Progress Software Corporation, as tenant, for approximately 2,829 square feet in Building 400;
    Two (2) original counterparts of a Resignation of Trustee of the Technology Square Condominium, in a form appropriate for recording and/or filing and reasonably acceptable to Buyer and Buyer's counsel;
    Two (2) original counterparts of an Appointment of Trustee of the Technology Square Condominium, appointing ARE-Tech Square Trustee, LLC as Trustee, in a form appropriate for recording and/or filing and reasonably acceptable to Buyer and Buyer's counsel;
    Two (2) original counterparts of a Confirmation of Expiration of Declarant Rights under the Technology Square Condominium Master Deed and Declaration of Trust, in the form of Exhibit B attached hereto;
    An original Assignment and Assumption of Steam Contracts, with respect to certain steam contracts between Seller and Dalkia Energy Services, LLC ("Dalkia"), executed by Seller, in the form of Exhibit C attached hereto (the "Dalkia Steam Assignment");
    An original Assignment and Assumption of Electricity Contract, with respect to that certain electricity contract between Seller and Select Energy, Inc. ("Select"), executed by Seller, in the form of Exhibit D attached hereto (the "Select Electricity Assignment");
    A original written consent to the Dalkia Steam Assignment, executed by Dalkia, in form and substance reasonably acceptable to Buyer and Buyer's counsel (the "Dalkia Consent"); and
    A original written consent to the Select Electricity Assignment, executed by Select, in form and substance reasonably acceptable to Buyer and Buyer's counsel (the "Select Consent").
    An original certificate, executed by Seller, in the form of Exhibit E attached hereto (the "Updated Seller Zoning Certificate"), confirming the legal compliance of the Property, including the new construction at Building 200 and Building 500;
    An original certificate, executed by Sasaki Associates, Inc., in the form of Exhibit F attached hereto (the "Updated Sasaki Zoning Certificate"), which is consistent with the Sasaki Certificate attached to the BRBI Opinion, confirming the legal compliance of the Property, including the new construction at Building 200 and Building 500 (which Certificate may rely upon a certification provided by Arrowstreet, Inc. as to the dimensions of the new construction at Building 200 and Building 500); and
    Two (2) original counterparts of a First Amendment to Development Agreement, executed by Seller, in the form of Exhibit G attached hereto (the "First Amendment to Development Agreement").

4. Additional Buyer Deliveries at Closing. Seller and Buyer hereby agree that Buyer shall deliver the following additional documents at the Closing in accordance with the terms of Section 6.3 of the Agreement:

    Two (2) original counterparts of an Acceptance of Appointment of Trustee of the Technology Square Condominium, executed by ARE-Tech Square Trustee, LLC as Trustee, in a form appropriate for recording and/or filing and reasonably acceptable to Seller and Seller's counsel;
    An original Dalkia Steam Assignment, executed by Buyer;
    An original Select Electricity Assignment, executed by Buyer; and
    Two (2) original counterparts of the First Amendment to Development Agreement, executed by Buyer.

5. Additional Condition to Buyer's Obligations. Section 8.1 of the Agreement is hereby amended by adding the following new conditions to Buyer's obligations under the Agreement as Subsection (i) after the end of Subsection (h) and before the beginning of the last paragraph of said Section 8.1:

"(i) Seller shall (i) have provided satisfactory evidence to Buyer of the payment in full of the existing equipment loan to Deere Credit, Inc., with respect to three (3) pieces of maintenance equipment used in connection with the Property (the "Equipment Financing"), (ii) have filed UCC-3 Termination Statements in the appropriate filing office terminating the UCC-1 Financing Statements of record with respect to the Equipment Financing, and (iii) convey clear title to said maintenance equipment to the Buyer Entity at Closing."

6. Additional Seller Representations and Warranties. Section 12.1 of the Agreement is hereby amended by adding the following new representations and warranties of Seller to Buyer under the Agreement as Subsections (i) through (k) after the end of Subsection (h) and before the beginning of Section 12.2 of the Agreement:

"(i) Technology Square Condominium Trustee, LLC, the Trustee of the Technology Square Condominium (the "Condominium"), has not entered into any contracts or agreements that would materially and adversely affect the operation of the Condominium, or that would bind the Condominium after the Closing.

(j) The working capital fund for the Condominium (which is to equal 1/6 of the estimated annual Condominium charges), which fund was to have been established pursuant to the terms of the Declaration of Trust and By-Laws of the Technology Square Condominium Trust, as amended, has not yet been established.

(k) The Parking Matrix (as defined below) represents in all material respects a complete and accurate summary of the total number of parking spaces at the Property. As used herein, the term "Parking Matrix" shall mean and refer to the summary of parking facilities at the Property attached to the First Amendment as Exhibit H."

7. Limited Liability Company Agreement. Section 5.3, Section 8.1(e) and Section 8.2(e) of the Agreement are hereby deleted and the following Section 5.3 is substituted therefor:

"Section 5.3. Buyer Entity Formation. The parties intend to enter into a limited liability company agreement ("LLC Agreement") for the purpose of forming the entity ("Buyer Entity") to which title will be transferred at the Closing. Title to the Property shall be transferred directly from Seller to the Buyer Entity at the time of Closing. It shall be a condition to the obligations of Seller that the LLC Agreement is in form acceptable to Seller in its reasonable discretion prior to Closing, and it shall be a condition to the obligations of Buyer that the LLC Agreement is in form acceptable to Buyer in its sole and absolute discretion prior to Closing."

8. Post Closing Title and Condominium Matters.

(a) De-registration of Title. Seller and Buyer hereby confirm their agreement that Seller shall diligently pursue and cause to be completed, at Seller's sole cost and expense and as soon as is reasonably practicable following the date hereof, the de-registration of title to that portion of the Property which currently consists of registered land (the "De- registration"). Seller shall use diligent efforts to file with the Land Court Registry District any and all documents required to complete the De- registration at or prior to Closing; provided, however, that in the event Seller is unable, after diligent efforts, to complete the De-registration at or prior to Closing, Seller shall diligently pursue the completion of the De-Registration as soon as is reasonably practicable following the Closing. Buyer hereby agrees to cooperate with Seller in Seller's efforts to complete the De- registration.

(b) Relocation of Sewer Easement. Seller and Buyer hereby agree that from and after the date of the Closing, Seller, at its sole cost and expense, shall use diligent efforts to obtain and cause to be recorded and/or filed (as appropriate) an instrument and plan reasonably acceptable to Buyer, which relocates the existing easement for sewer purposes contained in that certain Instrument dated June 6, 1960 and recorded with the Middlesex South District Registry of Deeds in Book 9614, Page 354, as amended (the "Sewer Easement"), to a location which does not result in an encroachment over the Sewer Easement by any of the Buildings or Improvements located on the Property. Buyer hereby agrees to cooperate with Seller in Seller's efforts to obtain the relocation of the Sewer Easement (the "Relocation"), and Seller and Buyer hereby agree that Buyer shall have the right to review and approve the Relocation and any related plans prior to Seller's submission of same for recording and/or filing. In the event Seller is unable, after diligent efforts, to obtain and cause to be recorded and/or filed (as appropriate) the Relocation prior to the date that is one hundred twenty (120) days following the date of the Closing, Buyer shall thereafter have the right to seek to obtain the Relocation on Seller's behalf and at Seller's expense, and Seller shall promptly reimburse Buyer for Buyer's costs incurred in connection with obtaining and recording and/or filing the Relocation.

(c) Termination of Steam Pipe Easement. From and after the date hereof, Seller shall use diligent efforts to determine whether the steam pipe easement located along the easterly boundary of the Property and referenced in that certain Agreement between New York Central Railroad Company and Cambridge Steam Corporation dated as of December 15, 1985 (the "Steam Pipe Easement"), is unused, and, if so, whether it has expired in accordance with its terms. In the event Seller determines that the Steam Pipe Easement has expired, Seller shall use diligent efforts to obtain and cause to be recorded and/or filed (as appropriate) an instrument reasonably acceptable to Buyer which terminates the Steam Pipe Easement (the "Termination"). Buyer hereby agrees to cooperate with Seller in Seller's efforts to obtain the Termination, and Seller and Buyer hereby agree that Buyer shall have the right to review and approve the Termination and any related plans prior to Seller's submission of same for recording and/or filing. In the event Seller is unable, after diligent efforts, to obtain and cause to be recorded and/or filed (as appropriate) the Termination prior to the date that is one hundred twenty (120) days following the date of the Closing, Buyer shall thereafter have the right to seek to obtain the Termination on Seller's behalf and at Seller's expense, and Seller shall promptly reimburse Buyer for Buyer's costs incurred in connection with obtaining and recording and/or filing the Termination.

(d) Third Amendment to Master Deed. Prior to Closing, Seller, Buyer, and MIT Real Estate LLC shall agree upon the terms of a proposed Third Amendment to Master Deed for the Technology Square Condominium. Seller agrees to cooperate with Buyer in seeking the consent of the Lender to the Third Amendment after the Closing. Upon such approval, Seller, MIT Real Estate LLC and Buyer shall execute the Third Amendment and Buyer shall cause the same to be recorded and registered with the Middlesex South Registry.

9. Counterparts. This Amendment may be executed in one or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.

10. Ratification. Except as amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELLER:

TECHNOLOGY SQUARE FINANCE, LLC, a Massachusetts limited liability company

By: Massachusetts Institute of Technology,
a Massachusetts charitable corporation,
its Manager

By: /s/ Steven C. Marsh
 Name: Steven C. Marsh
Its: Managing Director, Real Estate

BUYER:

ARE-MA REGION NO. 31, LLC, a Delaware limited
liability company

By: Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
its Managing Member

By: ARE-QRS Corp.,
a Maryland corporation,
its General Partner

By: /s/ Jennifer Pappas
Name: Jennifer Pappas
Its: V.P. & Assistant Secretary

The undersigned hereby joins in this Second Amendment to confirm its agreement to be bound by the provisions of Section 8(d) above.

MIT REAL ESTATE, LLC, a Massachusetts limited liability company

By: Massachusetts Institute of Technology,
a Massachusetts charitable corporation,
its Manager

By: /s/ Steven C. Marsh
 Name: Steven C. Marsh
Its: Managing Director, Real Estate

Acknowledgement by Escrow Agent

Escrow Agent acknowledges the terms of the foregoing Amendment, and agrees to continue to be bound by those terms of the Agreement applicable to the Escrow Agent.

ESCROW AGENT:

Chicago Title Insurance Company

By: /s/ Gus Aguilar
 Name: Gus Aguilar
Its: AVP/Senior Escrow Officer